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                                                                EXHIBIT 10.14(b)

Mr. Robert Thompson
Los Angeles, California



Dear Mr.Thompson:

This letter, when executed by both you and Fox/Liberty Networks, L.L.C. (hereinafter referred to as "the Company"), will confirm the agreement between you and the Company relating to your employment by the Company, and will supersede all prior agreements between you and the Company relative to your employment with the Company.

1. (a) The Company hereby employs you for a period of two years, commencing May 1, 1998 and ending April 30, 2000. In addition, the Company shall have one irrevocable option exercisable at its discretion to employ you for one additional one-year period pursuant to this agreement, commencing on May 1, 2000 and ending April 30, 2001. The exercise of such option shall be on not less than 90 days written notice to you prior to the expiration of the term set forth above.

     (b) If the option is exercised, ninety (90) days prior to the expiration of the one-year option period, the parties will enter into good faith negotiations to agree upon the Terms of an extension of this Agreement. If the parties cannot mutually agree on the Terms of an extension, and you continue to render services to the Company after April 30, 2001, this Agreement shall be terminable at-will by either party on 30 days written notice. Amounts payable to you during such extended period shall be at the rate paid during the last regular payment period hereunder.

2. You shall perform such duties consistent with your position set forth in Paragraph 3, as are assigned to you from time to time (and agree to take such trips both within and outside the United States as shall be determined to be desirable) by the President and Chief Executive Officer.



3. (a) You shall serve as Executive Vice President, Fox Sports International and Executive Vice President, Fox Sports Net, L.L.C. and report directly to the President and Chief Executive Officer of Fox/Liberty Networks, L.L.C.

     (b) You shall assume the title of Chief Operating Officer Fox Sports International no later than December 31, 1998.

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     (c)  If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

5. For your services hereunder, the Company will, during the term of your employment described in Paragraph 1 hereof, on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

     (a) $450,000 per annum for the twelve month period from May 1, 1998 through April 30, 1999;

     (b) $500,000 per annum for the twelve month period from May 1, 1999 through April 30, 2000;

     (c) If the option for the additional period is exercised by the Company, $550,000 per annum for the twelve month period from May 1, 2000 through April 30, 2001.

6. (a) If you substantially neglect the duties of your position, or fail to perform your duties in compliance with applicable law, are convicted of any crime or offense of a serious nature, willfully refuse or fail to comply with policies or directives of the Company's management, materially breach any affirmative or negative covenant or undertaking hereunder, or have engaged in conduct which has injured or would injure the business or reputation of the Company or otherwise adversely affect its interests, then, and in any such event, the Company may give you written notice of default and, if the default is of a type that is curable, a ten-day period within which to cure such default. If the default is not cured within such ten-day period or is of a type which cannot be cured, the Company may at any time thereafter by written notice to you terminate your employment hereunder, and you shall have no right to receive any compensation or benefit hereunder on and after the effective date of such notice.

     (b) The Company retains the right to discharge you and terminate your employment hereunder and the Term without cause at any time by written notice thereof given to you. If the Company discharges you pursuant to this Paragraph 6(b), prior to April 30, 2000, you shall continue to receive, as severance compensation, the greater of (i) all of the compensation provided in Paragraphs 5(a) and (b) hereof payable through April 30, 2000, or (ii) six months salary whichever is greater. If the Company discharges you pursuant to this Paragraph 6 (b), after April 30, 2000 and prior to April 30,

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     2001, you shall continue to receive, as severance compensation, the greater of (i) all of the compensation provided in Paragraph 5(c) hereof payable through April 30, 2001, or (ii) six months salary whichever is greater. It the Company discharges you pursuant to this Paragraph 6 (b) after April 30, 2001, you shall receive six months severance pay.

7. (a) You agree that during the term of your employment, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

     (b) Enclosed is a copy of the News Corporation Limited Standard of Business Conduct Statement. You agree to abide by the provisions of this statement at all times during your employment by the Company.

8. You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation.

9. (a) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

     (b) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company on the termination of this Agreement

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     or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business of the Company or its affiliates which is not otherwise publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

     (c) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

     (d) The covenants set forth above in this paragraph shall survive the termination of this Agreement.

10. (a) You shall be eligible to participate in all employee benefit plans of the Company available to other comparable executives of the Company. You shall participate in the stock appreciation plan and bonus plan, and your eligibility to participate in such plans shall be governed by the rules applicable to comparable executives.

     (b) Liberty Media has granted you certain rights to compensation pursuant to the provisions of what has been referred to as Liberty's stock appreciation rights ("SAR"). It is acknowledged that in executing this employment agreement neither you nor the Company shall be deemed to have waived or lost any rights, claims or position with respect to the issue of the SAR. Your employment hereunder shall count toward any required additional time for vesting purposes.

11. The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you.
     Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

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12.  Any prior agreements that do not relate to your current employment, including but not limited to any Consulting Agreement, Business Agreement, Development Agreement, Production Agreement, General Release, and Settlement Agreement shall remain in full force and effect, notwithstanding this Agreement.

13. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

14. This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

                                    Sincerely,

                                    Fox/Liberty Networks, L.L.C.



                                    By /s/ Anthony F. E. Ball
                                      --------------------------------------
                                      Anthony F. E. Ball
                                      President and Chief Executive Officer

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THE FOREGOING IS AGREED TO:


/s/ Robert Thompson
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Robert Thompson

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Date

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